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                                                                       Exhibit M

Translation for Informational Purposes Only

                          Purchase and Sale Agreement
                          ---------------------------
                              Date: July 27, 2000
                              -------------------

Between:    L&H Holding N.V., a company incorporated under Belgian Law, with headquarters at Flanders Language Valley 50, 8900 Ieper, registered in the registry of commerce in Ieper under the number 36.759, duly represented by Messrs. Jo Lernout and Pol Hauspie, managing directors.

            Hereafter called "L&H Holding N.V." or the "Seller";

And:        Mr. Gaston Bastiaens, hereafter called the "Buyer";

(The Seller and the Buyer are hereafter each individually called a "Party" and together the "Parties").

IS BEING AGREED AS TO:

1.       DEFINITIONS:

1.1      In the Agreement the following terms shall have the following meaning:

"Participation": the 625,000 shares in Lernout & Hauspie Speech Products N.V.

"Date of the Transfer": Date of the Agreement

"Date of the Agreement": the date of the signature of this Agreement as stated on the first page;

"Purchase Price": the total purchase price owed by the Buyer for the Participation as stated in Article 3 of the Agreement;

"Transfer": the execution of the purchase - sale of the Participation in accordance with Article 4 of the Agreement;

"Agreement": this agreement including all the exhibits and annexes that are making an integral part thereof;

1.2 Terms stated in plural shall also refer to the same term in singular and the terms stated in singular shall also refer to the same term in plural.

2.       PURCHASE - SALE
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In accordance with the statements and conditions in this agreement, the seller shall sell his Participation to the Buyer and the Buyer shall purchase the Participation from the Seller on the Date of the Transfer against payment of the purchase price.

3.       PURCHASE PRICE

3.1      Amount of the Purchase Price

         The Purchase Price amounts to $25 million.

3.2      Payment of the Purchase Price

         The Parties agree that the Purchase Price shall be paid ultimately on July 27, 2000.

4.       TRANSFER

         Upon unilateral request of the Buyer, the Seller shall use all reasonable efforts in order to execute all actions and all documents that need to be signed that the Buyer can reasonably accept to be necessary or useful in order to help realize the Transfer of the Participation, or of at least the underlying rights and the claims associated with the Participation, to the Buyer and also towards the Seller, the company in which the Participation is taken from, and any other third parties. Notwithstanding the above, the Parties agree to delay the physical delivery of the Participation, if such would be desirable in light of the existing temporary transfer restrictions or burdensome transfer formalities.

5.       VOTING RIGHTS

         The Buyer and the Seller agree that the voting rights attached to the Participation shall be exercised by the Seller for a maximum period of two years, based upon a proxy to be drafted between the two parties.

6.       MISCELLANEOUS

6.1. Costs and Fees

         Each Party shall bear the costs incurred by him until the Date of the Agreement in connection with it.

         None of the Parties shall have to pay a commission, finders' fee or any other compensation in connection with this transaction.

6.2. Notices

         All notices that are specified in this agreement have to be sent in writing using certified mail to the addresses listed under the Parties on the first page of the Agreement, unless there is a written confirmation of receipt or any other form of evidence accepted by the other party.
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         Only for the purpose of lapsing of certain terms of notification, or appeal mentioned or described in the Notification, the Notification is deemed to be given three working days after the postal stamp, or in the event of written receipt notification, on the date of receipt of the notice.

         The Parties can notify a change of address according to this section.

         Only in case of urgency, notices can be sent by fax or by e-mail.

6.4. Publication

         Each of the Parties obligated not to publicly disclose the content or the existence of this agreement, or to deliver a copy or a summary of this Agreement without prior written consent of the other Party, except in the event that he is obligated thereto on the basis of legal or regulatory requirements. In this case, the other Party shall be informed in advance over the timing and the content of the Publication.

6.5. Headings.

         The words of description or phrases in the heading of the several sections or parts thereof, only have the purpose to facilitate the reading of the Agreement and to facilitate the reference to certain sections. They do not constitute a part of the Agreement and do not define, limit or describe the extent of the content of the Article or the paragraph to which they relate.

6.5. Waiver of Rights or Demands.

         None of the Parties to this Agreement can be deemed to have waived a right or demand from the Agreement or regarding a non-fulfillment of certain of the obligations under the Agreement, unless the waiver has been communicated in writing as specified under article 5.2.

         Even in the event that a Party waives his rights or demands under the Agreement, according to the terms of the prior paragraph, as a result of certain defaults or other non-fulfillment of certain obligations by the other Party, such waiver shall never be interpreted as a waiver of any other right under the Agreement or with regards to a default or other non-fulfillment by the other Party, even if both cases would be very similar.

6.6. Reconversion.

         In the event that any of the obligations contained in this Agreement shall not be enforceable, or violate applicable law, such unenforceability or violation, shall not influence either the enforceability and validity of the other provisions in this Agreement, nor such part of a section that is enforceable and does not violate the applicable law. In connection with the section or the part of a section that is unenforceable or is violating the applicable law, the parties obligate themselves to make the unenforceable sections enforceable based upon the construction of an alternative agreement that shall reflect the intentions of the parties in this agreement, as further described in the preamble to this Agreement.
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6.7. Prior Agreements or declarations.

         This Agreement replaces all prior correspondence, declarations or agreements concerning the object of this Agreement. This Agreement can only be modified by a written agreement signed by all Parties.

7.       APPLICABLE LAW AND DISPUTE RESOLUTION

         This Agreement is exclusively subject to and shall be interpreted in accordance with the laws of the Kingdom of Belgium.

         All disputes between the Parties regarding this Agreement shall exclusively and definitively be resolved in accordance with the rules of CEPINA by a panel of three arbitrators, appointed by the arbitration rules.

         This Agreement has been entered into on July 27, 2000 and has been executed in two separate copies and each Party declares to have received his own copy.

FOR THE PARTIES:

THE BUYER:                                THE SELLER:
                                          L&H Holding N.V.


/s/ Gaston Bastiaens                      /s/ Jo Lernout
--------------------                      ---------------------------------
Gaston Bastiaens                          Jo Lernout, Managing Director

                                          /s/ Pol Hauspie
                                          ---------------------------------
                                          Pol Hauspie, Managing Director